SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

         INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)


                              WOLVERINE TUBE, INC.
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    978093102
                               ------------------
                                 (CUSIP Number)


                                December 21, 2007
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 978093102
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            ASPEN ADVISORS LLC
            13-4118717
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER
SHARES                  -0-
BENEFICIALLY            --------------------------------------------------------
OWNED BY          6     SHARED VOTING POWER
EACH REPORT-            1,723,240
ING PERSON              --------------------------------------------------------
WITH              7     SOLE DISPOSITIVE POWER
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        1,723,240
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,723,240
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                     [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            4.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

            OO, IA
--------------------------------------------------------------------------------

CUSIP NO. 978093102
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SOPRIS CAPITAL ADVISORS, LLC
               20-3177754
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER
SHARES                  -0-
BENEFICIALLY            --------------------------------------------------------
OWNED BY          6     SHARED VOTING POWER
EACH REPORT-            8,464,468
ING PERSON              --------------------------------------------------------
WITH              7     SOLE DISPOSITIVE POWER
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        8,464,468
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,464,468
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                     [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            20.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

            OO, IA
--------------------------------------------------------------------------------

CUSIP NO. 978093102
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SOPRIS PARTNERS SERIES A, OF SOPRIS CAPITAL PARTNERS, L.P.
               37-1520276
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER
SHARES                  -0-
BENEFICIALLY            --------------------------------------------------------
OWNED BY          6     SHARED VOTING POWER
EACH REPORT-            6,090,132
ING PERSON              --------------------------------------------------------
WITH              7     SOLE DISPOSITIVE POWER
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        6,090,132
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,090,132
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                     [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

CUSIP NO. 978093102
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SOPRIS CAPITAL, LLC
               20-3978493
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER
SHARES                  -0-
BENEFICIALLY            --------------------------------------------------------
OWNED BY          6     SHARED VOTING POWER
EACH REPORT-            6,090,132
ING PERSON              --------------------------------------------------------
WITH              7     SOLE DISPOSITIVE POWER
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        6,090,132
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,090,132
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                     [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------

CUSIP NO. 978093102
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            ENTERASPEN LTD
            NOT APPLICABLE
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            CAYMAN ISLANDS
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER
SHARES                  -0-
BENEFICIALLY            --------------------------------------------------------
OWNED BY          6     SHARED VOTING POWER
EACH REPORT-            4,097,576
ING PERSON              --------------------------------------------------------
WITH              7     SOLE DISPOSITIVE POWER
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        4,097,576
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,097,576
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                     [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            10.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

            OO, OO
--------------------------------------------------------------------------------

CUSIP NO. 978093102
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            NIKOS HECHT
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER
SHARES                   -0-
BENEFICIALLY            --------------------------------------------------------
OWNED BY          6     SHARED VOTING POWER
EACH REPORT-            10,187,708
ING PERSON              --------------------------------------------------------
WITH              7     SOLE DISPOSITIVE POWER
                         -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        10,187,708
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            10,187,708
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                     [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            25.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

                     CUSIP NO. 978093102                      13D

      The Statement on Schedule 13D dated October 26, 2007 filed by Aspen Advisors LLC ("Aspen Advisors"), Sopris Capital Advisors, LLC ("Sopris Advisors"), Sopris Partners Series A, a series of Sopris Capital Partners, L.P. ("Sopris Partners"), Sopris Capital, LLC ("Sopris Capital"), EnterAspen Ltd ("EnterAspen") and Nikos Hecht (each a "Reporting Person," and, collectively the "Reporting Persons") with respect to the Common Stock (the "Common Stock") of Wolverine Tube, Inc. (the "Issuer") is hereby further amended with respect to the items set forth below. Capitalized terms used without definition in this
Schedule 13D (Amendment No. 1) have the meanings set forth in the Reporting Persons' Schedule 13D, as originally filed.

Item 5.  Interest in Securities of the Issuer

(a, b)

      (i)   Amount beneficially owned:

                Sopris Partners and Sopris Capital:           6,090,132
                Aspen Advisors:                               1,723,240
                Sopris Advisors:                              8,464,468
                EnterAspen:                                   4,097,576
                Mr. Hecht:                                   10,187,708

      (ii)  Percent of class:

                Sopris Partners and Sopris Capital:                15.0%
                Aspen Advisors:                                     4.2%
                Sopris Advisors:                                   20.8%
                EnterAspen:                                        10.1%
                Mr. Hecht:                                         25.1%

      (iii) Number of shares as to which the person has:

                (A)   Sole power to vote or to direct the vote:

                         Sopris Partners and Sopris Capital:        -0-
                         Aspen Advisors:                            -0-
                         Sopris Advisors:                           -0-
                         EnterAspen:                                -0-
                         Mr. Hecht:                                 -0-

                (B)   Shared power to vote or to direct the vote:

                         Sopris Partners and Sopris Capital:  6,090,132
                         Aspen Advisors:                      1,723,240
                         Sopris Advisors:                     8,464,468
                         EnterAspen:                          4,097,576

                     CUSIP NO. 978093102                      13D

                         Mr. Hecht:                          10,187,708

                (C)   Sole power to dispose or to direct the disposition of:

                         Sopris Partners and Sopris Capital:        -0-
                         Aspen Advisors:                            -0-
                         Sopris Advisors:                           -0-
                         EnterAspen:                                -0-
                         Mr. Hecht:                                 -0-

                (D)   Shared power to dispose or to direct the disposition of:

                         Sopris Partners and Sopris Capital:  6,090,132
                         Aspen Advisors:                      1,723,240
                         Sopris Advisors:                     8,464,468
                         EnterAspen:                          4,097,576
                         Mr. Hecht:                          10,187,708

      Of the shares reported as beneficially owned in this Schedule 13D, 6,090,132 shares are owned directly by Sopris Partners and 1,723,240 shares are owned by private clients of Aspen Advisors and 2,374,336 shares are owned by private clients of Sopris Advisors. Of the shares reported as owned by private clients of Aspen Advisors and Sopris Advisors, 4,097,576 are owned by EnterAspen, 1,723,240 are owned through an account managed by Aspen Advisors and 2,374,336 are owned through an account managed by Sopris Advisors. Sopris Capital is the general partner of Sopris Partners and, as such, may be deemed to share beneficial ownership of the Common Stock owned directly by Sopris Partners. Each of Aspen Advisors and Sopris Advisors is an Attorney-in-Fact of EnterAspen. Mr. Hecht is the managing member of each of Aspen Advisors and of Sopris Advisors and the sole member of the managing member of Sopris Capital. As the managing member of Aspen Advisors and Sopris Advisors, the sole member of the managing member of Sopris Capital and the owner of a majority of the membership interests in each of Sopris Capital, Aspen Advisors and of Sopris Advisors, Mr. Hecht may be deemed to be the controlling person of Sopris Capital, Aspen Advisors and of Sopris Advisors, and through Sopris Capital, Sopris Partners. Each of Aspen Advisors and Sopris Advisors, as investment manager for their respective private clients, and with respect to Sopris Advisors, also as investment manager for Sopris Partners, has discretionary investment authority over the Common Stock held by their respective private clients and Sopris Partners, as applicable. Accordingly, Mr. Hecht may be deemed to be the beneficial owner of the Common Stock held by Sopris Partners and the private clients of Aspen Advisors and Sopris Advisors. Each of Sopris Partners and Sopris Capital disclaims any beneficial interest in the Common Stock owned by the accounts managed by Sopris Advisors and Aspen Advisors.

(c)   Not applicable.

                     CUSIP NO. 978093102                      13D

(d) The various private accounts of which Aspen Advisors and Sopris Advisors serves as investment manager have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Common Stock of the Issuer. Such private accounts include EnterAspen, a Reporting Person, which owns 10.1% of the Common Stock of the Issuer.

(e)   Not applicable.

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: December 27, 2007

                                        SOPRIS PARTNERS SERIES A, of
                                        SOPRIS CAPITAL PARTNERS, L.P.

                                        By: SOPRIS CAPITAL, LLC
                                            Its general partner

                                        By: /s/ Nikos Hecht
                                            ----------------------------
                                            Name:  Nikos Hecht
                                            Title: Sole Member of the
                                                   Managing Member


                                        SOPRIS CAPITAL, LLC

                                        By: /s/ Nikos Hecht
                                            ----------------------------
                                            Name:  Nikos Hecht
                                            Title: Sole Member of the
                                                   Managing Member


                                        ASPEN ADVISORS LLC

                                        By: /s/ Nikos Hecht
                                            ----------------------------
                                            Name:  Nikos Hecht
                                            Title: Managing Member


                                        SOPRIS CAPITAL ADVISORS, LLC

                                        By: /s/ Nikos Hecht
                                            ----------------------------
                                            Name:  Nikos Hecht
                                            Title: Managing Member

                                        ENTERASPEN LTD.

                                        By: ASPEN ADVISORS LLC
                                            Its Attorney-in-fact

                                        By: /s/ Nikos Hecht
                                            ----------------------------
                                            Name:  Nikos Hecht
                                            Title: Sole Member of the
                                                   Managing Member


                                            /s/ Nikos Hecht
                                            ----------------------------
                                            Nikos Hecht